Exhibit 10(s)(s)(s)

AMENDMENT NUMBER ONE
HP INC.
2005 EXECUTIVE DEFERRED COMPENSATION PLAN
The HP Inc. 2005 Executive Deferred Compensation Plan (the “Plan”) is hereby amended as follows, effective as of February 28, 2020:

1.	Section 3.4 is hereby amended in its entirety to read as follows:
“3.4    Outside Director Deferral Elections. In order to elect to defer a portion of his Annual Retainer earned during a Plan Year, an Outside Director shall submit an irrevocable Deferral Form with HP before the beginning of such Plan Year, but no earlier than the first day of November preceding the Plan Year within which the deferral is to be made. The portion of his Annual Retainer that an Outside Director elects to defer for a Plan Year shall be stated as a whole dollar amount, up to a maximum of 100% of his Annual Retainer. Any failure to make an election shall be deemed to be an election for the same deferral amount and the same distribution date and form of payment for the following Plan Year as were in effect for such Outside Director for the current Plan Year. Notwithstanding anything herein to the contrary, any individual who first becomes an Outside Director after the start of a Plan Year and has not otherwise been eligible to participate in a non-qualified deferred compensation plan maintained by the Company, may elect within 30 days of becoming an Outside Director to defer up to 100% of his Annual Retainer that is earned with respect to service as an Outside Director subsequent to the date the deferral election becomes effective. Such election shall be irrevocable and effective no later than the end of such 30-day period.
In all other respects the Plan, as amended herein, is hereby ratified and confirmed.
IN WITNESS WHEREOF, HP Inc. has caused this instrument to be signed by its duly authorized officer as of this 28th day of February, 2020.

HP INC.

By:	/s/ Tracy Keogh
Its:	Chief Human Resources Officer